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                                                                     Exhibit 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                          CAITHNESS COSO FUNDING CORP.


     FIRST:  The name of the Corporation is CAITHNESS COSO FUNDING CORP.

     SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805-1297. The name of its registered agent is Corporation Service Company.

     THIRD:  The exclusive purposes of the Corporation are:

          a) to issue for the Corporation and as agent for Coso Finance Partners, a California general partnership (the "Navy I Partnership"), Coso Energy Developers, a California general partnership (the "BLM Partnership"), and Coso Power Developers, a California general partnership (the "Navy II Partnership," and, together with the Navy I Partnership and the BLM Partnership, the "Partnerships"), senior secured notes (collectively, the "Notes") pursuant to an Indenture, among the Corporation, the Partnerships and U.S. Bank National Association, as trustee, as now or hereafter amended or supplemented (the "Indenture"), and other Permitted Indebtedness (as defined in the Indenture), and to loan the proceeds of the Notes and other Permitted Indebtedness to one or more of the Partnerships pursuant to various credit agreements and other ancillary agreements thereto (the "Loans");

          b) to execute and deliver any and all documents, certificates or other instruments in connection with the issuance of the Notes and other Permitted Indebtedness and the Loans described in clause (a) of this paragraph THIRD (the "Operative Documents") to which the Corporation is or becomes a party;

          c) to satisfy and perform the obligations and to enforce the rights of the Corporation under each such Operative Document to which the Corporation is or becomes a party; and

          d) to engage in such other activities and to exercise such other powers permitted to corporations under the laws of the State of Delaware (including executing, delivering and performing any other certificates or agreements other than the Operative Documents) but only to the extent that the Corporation or its Board of Directors deems such activities or powers reasonably incidental to, or necessary to the accomplishment of, any of the purposes described in clause (a), (b) or (c) of this paragraph THIRD.

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     FOURTH:  The Corporation shall not engage in any other activity so long as any of the Notes are outstanding, including, without limitation, the following activities:

          a) create or incur or suffer to exist any Indebtedness (as defined in the Indenture) except Permitted Indebtedness or contingently or otherwise be or become liable in connection with any guarantee, except for endorsements and similar obligations in the ordinary course of business;

          b) grant, create, incur or suffer to exist any Liens (as defined in the Indenture) upon any of its assets or property except for Permitted Liens (as defined in the Indenture);

          c) enter into any transaction of merger, consolidation or asset sale, change its form of organization or its business, liquidate, wind-up or dissolve itself or discontinue its business; or

          d) engage in other activities or exercise other powers permitted to corporations under the laws of the State of Delaware, except as permitted under paragraph THIRD hereof or the Operative Documents.

     FIFTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share. Each share of Common Stock shall be entitled to one vote. All of the Corporation's issued stock, exclusive of treasury shares, shall be represented by certificates.

     SIXTH: Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the unanimous affirmative vote of the holders of the stock of the Corporation entitled to vote.

     SEVENTH: The election of directors need not be by ballot unless the Bylaws shall so require.

     EIGHTH: In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall, with the unanimous affirmative vote of the directors constituting the Board of Directors, have the power to make, adopt, alter, amend and repeal from time to time the Bylaws of this Corporation, subject to the unanimous affirmative vote by the stockholders entitled to vote with respect thereto to alter and repeal Bylaws made by the Board of Directors.

     NINTH: A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this paragraph

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NINTH shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     TENTH: The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify, and upon request shall advance expenses to, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or an officer of the Corporation or while a director or officer, partner, trustee, employee or agent is or was serving at the request of the Corporation as an officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any bylaw, agreement, vote of stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this paragraph TENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this paragraph TENTH shall not adversely affect any right or protection of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

     ELEVENTH: Notwithstanding any provision of this Certificate to the contrary, or any provision of law that may otherwise empower the Corporation, the Corporation shall not, without the unanimous affirmative vote of the Board of Directors (which shall include an Independent Person, as defined below), so long as any of the Notes are outstanding, institute any proceedings to adjudicate the Corporation as a bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking or consenting to its reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, sequestrator, or other similar official of the Corporation or any substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action.

     TWELFTH: Notwithstanding any other provision of this Certificate (including paragraph ELEVENTH) and any provision of law that otherwise so empowers the Corporation, the Corporation shall not, without (a) the unanimous affirmative vote of the stockholders entitled to vote with respect thereto, and
(b) the unanimous affirmative vote of the Board of Directors

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(which shall include an Independent Person, as defined below), do any of the following:

          a) engage in any business or activity other than in accordance with paragraph THIRD;

          b) incur any indebtedness, or assume or guarantee any indebtedness of any other entity, other than in connection with the activities described in paragraph THIRD;

          c) dissolve or liquidate, in whole or in part (including a dissolution of the Corporation at the request of a majority of the holders of the shares of stock of the Corporation);

          d) consolidate with or merge into any other entity or sell, convey or transfer all or substantially all of its properties and assets to any entity or acquire all or substantially all of the assets or capital stock or other ownership interest of any other corporation, company or entity;

          e) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking or consenting to its reorganization or relief under any applicable federal or state law relating to bankruptcy, or consent to the appointment of, or taking possession by, a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or any substantial part of its property, or make any assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any corporate action in furtherance of any such action; or

          f) authorize any amendment or alteration to, or repeal of, this Certificate (including, without limitation, this paragraph TWELFTH).

     When voting on whether the Corporation will take any action in respect of any matter described in paragraph (e) of this paragraph TWELFTH and otherwise with regard to any act, or failure to act, in connection with any matter referred to in paragraph (e) of this paragraph TWELFTH, each director shall owe its primary fiduciary duty or other obligation to the Corporation (including, without limitation, the Corporation's creditors) and not to the stockholders (except as may be required by the Delaware General Corporation Law or by case law). Every stockholder of the Corporation shall be deemed to have consented to the foregoing by virtue of such stockholder's consent to this Certificate of Incorporation.

     THIRTEENTH: At all times, at least one of the directors serving on the Board of Directors of this Corporation and any Executive Committee of the Board of Directors shall be an Independent Person (as defined below) (except in the event of the resignation, death or removal of any such person, in which event the vacancy shall be immediately filled by another

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Independent Person). For the purposes hereof, the term "Independent Person"
means an individual who is not, and has not been within the preceding 12 months,
(i) a beneficial owner of any shares of the Common Stock of this Corporation, or any of the voting securities, or other rights to elect members of the board of directors, of any Controlling Entity (as defined below) (provided that indirect
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stock ownership of any Controlling Entity or of any affiliate thereof by any person through a mutual fund or similar diversified investment pool shall not disqualify such person from being an Independent Person unless such person maintains direct or indirect control of the investment decisions of such mutual fund or similar diversified investment pool); (ii) a director, officer or employee of this Corporation or any Controlling Entity; (iii) a person related to any person referred to in clauses (i) and (ii); nor (iv) a trustee, conservator or receiver for any Controlling Entity. As defined herein, "Controlling Entity" means any entity other than this Corporation (A) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of Common Stock of the Corporation, (B) of which 10% or more of the outstanding voting securities are owned beneficially, directly or indirectly, by any entity described in clause (A) above, or (C) which otherwise controls or is otherwise controlled by or is under common control with any entity described in clause (A) above; provided that, for purposes of this definition, the terms "control,"
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"controlled by" and "under common control with" shall have the meanings assigned to them in Rule 405 under the Securities Act of 1933, as amended.

     FOURTEENTH: The Corporation shall not commingle any of its assets with the assets of any other entity or person. The Corporation shall maintain its financial and accounting books and records separate from those of any other person or entity.

     FIFTEENTH: The books and records of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

     SIXTEENTH: The name and mailing address of the incorporator of the Corporation is Gail Conboy, c/o Caithness Energy, L.L.C., 1114 Avenue of the Americas, 41/st/ Floor, New York, New York 10036-7790.

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          I, THE UNDERSIGNED, being the sole incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereunto set my hand and seal.


                                       /s/ Gail Conboy
                                       ----------------------------------------
                                       Gail Conboy
                                       Incorporator

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